Mail Stop 4561

      November 9, 2005

Richard A. Harrold
Chief Executive
MEPC Limited
4th Floor
Lloyds Chambers
1 Portsoken Street
London E1 8LW, England

      Re:	MEPC Limited
		Form 20-F for the Year Ended September 30, 2004
		Filed March 31, 2005
		File No. 1-13942-01


Dear Mr. Harrold:

      We have completed our review of the forms listed above and related filings and have no further comments at this time.



								Sincerely,



Steven Jacobs
      Accounting Branch Chief

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Mr. Richard A. Harrold
MEPC Limited
July 18, 2005
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